MUTUAL RELEASE AND SETTLEMENT AGREEMENT

     THIS AGREEMENT is made by and between Daniel Cox
(hereinafter referred to as "Cox"), and Signal Apparel Company,
Inc. (hereinafter referred to as "Signal").

     WHEREAS, prior to March 24, 1995, Cox was employed by Signal in the position of executive vice president of marketing and sales and was within the protected-age category under state age discrimination laws:

     WHEREAS, effective March 17, 1995, Cox resigned his position as an officer of Signal, contending that the terms and conditions of his employment had been altered by Signal in a discriminatory manner based upon his age, and his employment with Signal was terminated by mutual agreement of the parties effective March 24, 1995;

     WHEREAS, Cox has instituted litigation against the company alleging age discrimination under state law in the case styled DANIEL COX V. SIGNAL APPAREL COMPANY, INC., in the Circuit Court of Hamilton County, Tennessee, No. 95-CV-749 (the "Litigation"), seeking recovery of monetary damages;

     WHEREAS, Cox and Signal desire to fully settle and compromise all matters in dispute between them.

     NOW, THEREFORE, in consideration of the aforementioned premises, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. The "Effective Date" of this Agreement is the date upon which said document is fully executed.

     2. No later than April 22, 1995, Signal agrees to pay to Cox the sum of $38,500 as full settlement and satisfaction of Cox's claims for future salary and as consideration for the termination of the employment contract between Cox and Signal dated March 4, 1994 (the "Employment Agreement"). Said sum shall be subject to federal withholding taxes.

     3. Signal agrees to pay to Cox the sum of $25,000 representing the guaranteed bonus which Cox earned for the fiscal year 1994. Said sum shall be subject to federal withholding taxes and shall be paid within three (3) business days of the execution of this Agreement.

     4. Signal shall pay to Cox the sum of $13,125, representing 15 days' of unused vacation which accrued to Cox prior to his termination. Said sum shall be subject to federal withholding taxes and shall be paid (delete: simultaneously with; add: within three business days of) (/s/ W.H.W.) the execution of this Agreement.

     5. Signal agrees to pay Cox the additional sum of $21,389 per month for a nine-month period, beginning May, 1995, as compensation to Cox for the alleged humiliation, embarrassment, pain and suffering associated with the alleged diminution of Cox's duties and responsibilities at the company due to his age. As a settlement of personal injury claims, the monthly payments shall not be treated as taxable income subject to withholding and will be paid in gross to Cox. Said payments shall be due on or before the 22nd day of each month, beginning May 22, 1995 and ending on January 22, 1996. In the event Signal fails to make any payment called for under this Agreement within twenty (20) days of the date upon which it is due, all future payments contemplated under this paragraph shall be accelerated and shall become immediately due and payable to Cox without further demand. Any payments due under this paragraph which are not made within twenty days after they are due shall bear interest at the rate of 10% per annum until paid.

     6. Cox agrees to indemnify, defend, and hold Signal harmless for any and all liability that Signal incurs for interest and penalties to any and all taxing authorities, arising from Signal not withholding the aforesaid taxes on the payments described in PARAGRAPH 5.

     7. Signal agrees to continue the benefits which Cox received as of March 24, 1995, for a period ending on January 22, 1996. Said benefits, include, but are not limited to, health, life and disability insurance, pension benefits, payment of all costs, including lease obligations, insurance, gas and reasonable maintenance costs of the company vehicle which Signal currently leases for Cox's use. Neither this Agreement nor the releases granted hereunder shall abrogate or affect in any way Cox's rights to continue his participation in Signal's 401-K Plan, medical plan or stock option (as set forth below).

     8. Signal acknowledges that Cox had previously been granted Incentive Stock Options to purchase 50,000 shares of Signal common stock at the price of $5.50 per share. As of the date of his termination, Signal and Cox agree that Cox was fully vested in options to purchase 12,500 shares of Signal's common stock at a price of $5.50 per share, subject to the approval of Signal's Compensation Committee, which approval the company will use its best efforts to obtain. In the event that such approval is not obtained within ten (10) days of the date of this Agreement, Cox shall, at his sole discretion, have the right to declare this Agreement null and void and return both parties to their original positions. These options are exercisable at Cox's election at anytime on or before June 24, 1995. Signal warrants that a registration statement with respect to all such shares has been filed with the Securities Exchange Commission and that no further registration statements need to be filed by Cox in connection with the purchase and resale of said shares. All other stock options held by Cox are canceled as of the Effective Date of this Agreement.

     9. Each party to this Agreement will be responsible for their legal fees and expenses.

     10. Subject to PARAGRAPH 10 below, Cox hereby releases and forever discharges Signal and its officers, directors, shareholders, agents, subsidiaries, representatives and affiliates of and from any and all claims, debts, demands, causes of action, obligations, damages and liabilities and expenses (including attorneys' fees and expenses) of any nature whatsoever, in contract or in tort, whether or not now known, suspected or claimed, arising in the past, present or future, specifically including, but not limited to, those claims asserted in the Litigation and all claims under the Employment Agreement or in connection with Cox's employment relationship with Signal or the termination of that relationship or pursuant to the Fair Labor Standards Act, the Civil Rights Acts of 1866, 1964 and 1961, the Americans With Disabilities Act, the Tennessee fair employment practices laws, ERISA or any other federal, state or local law or regulation.

     11. Employee further acknowledges that he has been given at least twenty-five (25) days to review and consider this Agreement. In further consideration for the Agreement by Signal to provide Cox with the severance package and benefits outlined above, the sufficiency of which Cox acknowledges, Cox, on behalf of himself, his successors, and assigns, releases and forever discharges Signal and its subsidiaries, parent and affiliated companies and their respective assigns from any and all claims or causes of action relating to or arising out of the Cox's employment by Signal or the termination of that employment which arises under the Age Discrimination in Employment Act, as amended. Cox further acknowledges that he may revoke acceptance to the waiver of claims under the Age Discrimination in Employment Act, by notifying Signal of such revocation within seven (7) days of the execution of this Agreement.

     12. Signal hereby releases Cox of and from any and all claims, debts, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, in contract or in tort, whether or not now known, suspected or claimed, arising out of Cox's performance of his duties as an officer and employee of Signal and agrees to defend, indemnify and hold Cox harmless against any claims made against him relating to the performance of his duties as an officer and employee of Signal.

     13. In the event that Cox is required by order of any court to return any portion of the monetary payments made to him by Signal under PARAGRAPH 2 through 7 hereof, or to pay any such sums to a trustee or into court as part of a bankruptcy proceeding at any time after the Effective Date of this Agreement, the releases granted in PARAGRAPHS 10, 11 and 12 of this Agreement shall be rendered null and void and of no effect whatsoever. In such event, Cox shall be free to pursue any claims which he may have against Signal. Any portion of any payments contemplated under PARAGRAPHS 2 through 7 which Cox is not required to return shall be treated as a set off against Cox's claims against Signal.

     14. Signal agrees to provide Cox with a copy of its directors and officers' liability insurance policy on or before the Effective Date of this Agreement. Signal further agrees that it will continue for a period of at least one (1) year from the Effective Date to maintain directors and officers' liability insurance substantially similar to that found in said policy.

     15. It is understood and agreed that at no time during the negotiations for this Agreement nor at time of its execution was granted an officer, director or employee of Signal, nor was he a person in control of Signal, nor is he a relative of any officer, director or person in control of Signal.

     16. It is understood and agreed that this Agreement is being executed in settlement and compromise of disputed claims between the parties, and the consideration paid and accepted hereunder is not to be construed as an admission of liability by any party.

     17. This Agreement has been thoroughly reviewed and negotiated by all parties and/or their counsel and therefor, the language of this Agreement should not be strictly construed for or against any party hereto.

     18. This Mutual Release and Settlement Agreement and the releases and covenants contained herein shall be binding upon and inure to the benefit of the predecessors, successors and assigns in each of the parties and any other person, heir, firm or corporation, now or hereinafter successor or predecessor, in any manner to each of the parties. The parties specifically agree that should Cox die before all payments contemplated under this Agreement have been made, his daughter, Heather Elizabeth Cox, will be entitled to assume all his rights under this Agreement, including rights to any future payments due hereunder.

     19. The representatives executing this Agreement on behalf of Signal represent and warrant that they are duly authorized to execute this Agreement on behalf of Signal.

     20. This Agreement is to be governed by and construed according to the laws of the State of Tennessee and will supersede all prior written or oral agreements or understandings between Signal and Cox.

     21. No amendment or modification of this Agreement shall be deemed effective unless made in writing, signed by the parties hereto.


     IN WITNESS WHEREOF, Cox and Signal execute this Agreement to
be effective as of the  13  day of  April   , 1995.
                      ------      ---------



                                     /s/ Daniel Cox
                                   ---------------------------
                                   Daniel Cox



                                   SIGNAL APPAREL COMPANY, INC.



                                   By:  /s/ William H. Watts
                                      ------------------------
                                   Its: Exec. V. P.
                                       -----------------------